[LETTERHEAD OF THELEN REID & PRIEST LLP]

                               October 5, 1998


Advanced Energy Industries, Inc.
1625 Sharp Point Drive
Fort Collins, CO  80525


Ladies and Gentlemen:

     We have acted as counsel for Advanced Energy Industries, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 relating to the issuance and sale of common stock, $0.001 par value, of the Company ("Common Stock"), pursuant to its assumption of the RF Power Products, Inc. 1992 Stock Option Plan, RF Power Products, Inc. 1993 Non-Employee Director Stock Option Plan and RF Power
Products, Inc. 1995 Stock Option Plan (collectively, the "Plans"), and the options granted thereunder.

     Please be advised that we are of the opinion that the Common Stock to be offered and sold by the Company, when issued and paid for in the manner contemplated by the Plans, will be legally issued, fully paid and non-assessable.

     We are members of the bar of the State of California and we express no opinion as to the laws of any state or jurisdiction other than federal laws of the United States, the laws of the State of California and the corporate laws of the State of Delaware.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement on Form S-8.

                                                       Very truly yours,

                                                     /s/THELEN REID & PRIEST LLP
                                                    THELEN REID & PRIEST LLP